Exhibit 4.8

ASSET PURCHASE AGREEMENT

between

Cegal AS

(as Seller)

Song Networks Holding AB

and

Intellinet ASA

(as Buyer)

CONTENTS

1 DEFINITIONS *

2 TRANSFER OF RIGHTS AND LIABILITIES *

3 CONSIDERATION *

4 SHARE ISSUE *

5 CLOSING *

6 CERTAIN COVENANTS AND OTHER ITEMS *

7 OBLIGATIONS AFTER CLOSING *

8 WARRANTIES OF THE SELLER *

9 WARRANTIES OF THE BUYER *

10 CLOSING CONDITIONS *

11 INDEMNIFICATION *

12 NON-COMPETITION OF THE SELLER *

13 NON-SOLICITATION OF SELLER *

14 CONFIDENTIALITY *

15 MISCELLANEOUS *

List of Schedules:

1.11 Seller's Financial Statements

2.1(i) Customer Contracts

2.1(iv) IT equipment and infrastructure related to the Customer Contracts

2.1(v) Leasing Contracts

2.1(vii) Other Assets

2.2 Employees

2.3 Assumed Liabilities

3.1 Form of Board Minutes of Seller

4 Form of Subscription Form for Share Issue and Option

8.8 Certain Changes in the Business since 31 December 2000

8.10 Benefit Plans

8.11 Litigation

THIS ASSET PURCHASE AGREEMENT is made and entered into on this [• ] day of August 2001 by and between:

  Cegal AS, a Norwegian company, organisation number 981 912 349, having its business offices at Løkkeveien 99, N-4007 Stavanger, Norway (the "Seller");

  Song Networks Holding AB, a Swedish company, registration number [• ]-[• ], having its business offices at Positionen 146, SE-115 74 Stockhom, Sweden (on its own behalf and on behalf of the Seller) ("Song"); and

  Intellinet ASA, a Norwegian company, organisation number 981 052 722, having its business offices at Søndre Kullerød 6, N-3203 Sandefjord, Norway (the "Buyer").

(together the "Parties" and each a "Party")

WHEREAS, the Buyer and the Seller are engaged in the business of implementing, managing and supporting applications which are remotely accessed by professional users within small and medium sized organisations ("Application Service Provider" or "ASP");

WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller certain assets connected to the Seller's current ASP business;

WHEREAS, the Buyer and Song wishes to enter into a strategic alliance agreement; and

WHEREAS, on 4 July 2001, the Parties entered into a certain Heads of Terms, whereby it was agreed, subject to contract, that the Buyer would purchase certain assets from the Seller.

NOW THEREFORE, the Parties hereby agree as follows:

  DEFINITIONS

  For the purposes of this Agreement, the following capitalised terms shall have the following meanings when used herein:

    "Agreement"

    means this Asset Purchase Agreement and the schedules and appendices attached hereto;

    "ASP"

    shall have the meaning ascribed to such term in the recitals;

    "Assumed Liabilities"

    shall have the meaning ascribed to such term in Clause 2.3;

    "Business"

    means the Seller's current ASP business;

    "Business Assets"

    means the assets of the Business owned by the Seller to be sold and purchased as set forth in Clause 2.1;

    "Closing"

    shall have the meaning ascribed to such term in Clause 5;

    "Closing Date"

    means the date and time as of which the Closing actually takes place;

    "Consideration"

    shall have the meaning ascribed to such term in Clause 3.1;

    "Customer Contracts"

    shall have the meaning ascribed to such term in Clause 2.1;

    "Employees"

    shall have the meaning ascribed to such term in Clause 2.2;

    "Financial Statements"

    means the audited balance sheet and income statement of the Seller for the fiscal years ending on 31 December 1998, 1999 and 2000, and the unaudited balance sheet and income statement of the Seller as of 30 June 2001, all of which are attached hereto as Schedule 1.11;

    "Heads of Terms"

    means the Heads of Terms entered into between the Parties on 4 July 2001;

    "Loss"

    shall have the meaning ascribed to such term in Clause 11.1;

    "NOK"

    means Norwegian kroner;

    "Option"

    shall have the meaning ascribed to such term in Clause 4;

    "Records"

    means all the books, files, records and other documents and written material of the Seller in whatever medium held, including without limitation the following:

                  all books of account, ledgers, payroll records, income records, information relating to clients, customers and suppliers and other books, documents and computer records which relate to or are relevant to the Business Assets; and

                  all promotional material, sales publications, catalogues, price lists, advertising materials, surveys, reports and other technical materials and sales matter relating to the Business Assets;

    but excluding any Records that the Seller is required by law to retain (however so that the Buyer shall be entitled to copies of such documents); and

    "Share Issue"

  shall have the meaning ascribed to such term in Clause 4.

  TRANSFER OF RIGHTS AND LIABILITIES

    Sale and Purchase of Business Assets

    Upon the terms and subject to the conditions herein set forth, at the Closing Date, the Seller will transfer, deliver and assign to the Buyer, and the Buyer will purchase the following assets:

                  All of the Seller's existing ASP customer contracts as listed in Schedule 2.1(i), as well as any new customer contracts entered into by the Seller prior to the Closing Date (collectively, the "Customer Contracts");

                  All necessary hardware and software used by the Seller (and whether owned, leased or licensed) to maintain the Customer Contract services and fulfil the Customer Contracts;

                  All information and documentation necessary and currently used by the Seller to produce the customer contracted services described in the Customer Contracts, including (but not limited to) documentation of processes, licence agreements, maintenance agreements, infrastructure, contracts, contact persons, customer routines, software, hardware, records connected to the contracts, communication boxes, help desk and customer service systems;

                  All of the Seller's owned IT equipment and infrastructure related to the Customer Contracts, as set out in Schedule 2.1 (iv);

                  All of the Seller's leasing contracts for IT equipment and other infrastructure related to the Customer Contracts as described above and as further set out in Schedule 2.1(v);

                  NOK 3,000,000 in cash from the Seller's cash balance/available funds (as compensation for the Buyer's potential excess liability for the Employees pursuant to Clause 2.2); and

                  Certain other assets related to the assets described in sub-clause (i) through (vi) above, as further set out in Schedule 2.1(vii).

    (such assets together, the "Business Assets")

    Transfer of Employees

    The Buyer shall offer employment to those of the Seller's employees listed in Schedule 2.2 (collectively, the "Employees"). The Seller shall remain responsible for all other employees of the Seller not listed therein.

    Notwithstanding the above, the Buyer and the Seller have a joint responsibility to follow and respect the Norwegian Worker's Protection Act Chapter XII A regarding employee rights on transfer of businesses. Particularly, the Parties shall co-operate in order to satisfy Norwegian legal requirements and thus minimise the risk for adverse legal action towards either the Seller or the Buyer in relation to this Agreement.

    Assumed Liabilities

  The Buyer will not assume any liabilities that are not related to the Business Assets or the Employees, and the Seller will indemnify the Buyer in respect of any such liabilities. The Seller shall remain liable for all liabilities related to the Business Assets and the Employees up to the Closing Date, following which the Buyer will assume responsibility for such obligations and liabilities (including the Employees) incurred after the Closing Date (collectively, the "Assumed Liabilities") and will indemnify the Seller and/or Song in respect of any such liabilities incurred after the Closing Date.

  CONSIDERATION

    Amount

    The total consideration payable by the Buyer for the Business Assets (the "Consideration") shall be NOK 5,600,000, adjusted according to Clause 3.2 below. The Consideration shall be settled on the Closing Date by way of a direct issue of new shares in the Buyer, each having a nominal value of NOK 0.50, against a subscription price of NOK 8.00 per new share, in accordance with the draft board minutes attached hereto as Schedule 3.1. The new shares shall be subscribed by the Seller against contribution in-kind in the form of the transfer of the Business Assets.

    Final Determination of Consideration at Closing

  The Consideration has been calculated as follows:

  1 times the Seller's projected turnover for 2001 (NOK 15,000,000), less the calculated capitalised remaining book value of the leasing contracts at the Closing Date to be acquired pursuant to Clause 2.1 (NOK 9,400,000).

  The Consideration to be paid at the Closing Date, and the exact number of shares to be issued by the Buyer to be subscribed by the Seller, shall be determined on the basis of the remaining book value of the leasing contracts (as specified in Schedule 2.1(v)), calculated on the basis of such leasing contracts' schedule of payments as at the Closing Date (without regard to any prepayments etc. made by the Seller between the date of this Agreement and the Closing Date). Should the remaining book value of the relevant leasing contracts as at the Closing Date differ from the assumed NOK 9,400,000, then this shall be reflected in the Consideration, following the same calculation procedure as set forth above in this Clause 3.2. If the Closing Date is prolonged beyond 31 August 2001, the Buyer shall compensate the Seller in cash on a NOK-by-NOK basis for any additional down-payments on the leasing contracts made by the Seller.

  SHARE ISSUE

  Subject to Closing of the Transaction, the board of directors of the Buyer will authorise a direct issue of 250,000 new shares in the Buyer, each having a nominal value of NOK 0.50 (the "Share Issue"). Song will subscribe to such new shares, against a subscription price of NOK 8.00 per share, and a total subscription price to Buyer of NOK 2,000,000, which shall be paid in cash by Song on the Closing Date. The said subscription price reflects the Buyer's assessment of the fair market value of the shares at the time of entering into Heads of Terms.

  Further, and subject to the Closing of this Agreement, Song shall have a call option (the "Option") to acquire additional 250,000 shares in the Buyer against a subscription price of NOK 8.00 per share, and a total subscription price of NOK 2,000,000, which shall be paid in cash by Song on the Closing Date. Song must notify the Buyer within 3 weeks from the date of this Agreement whether it will exercise the Option.

  The shares shall be subscribed in the form of the Subscription Form attached hereto as Schedule 4.

  CLOSING

    Time and Place

    The consummation of the sale and purchase of the Business Assets hereunder (the "Closing") shall be effected in Oslo at the offices of [• ] at [• ] on [• ] August 2001 (the "Closing Date") or at such other place, time or date as the Parties may otherwise agree in writing.

    Seller's Closing Obligations

    At the Closing the Seller shall:

                  deliver to the Buyer such appropriate instruments of transfer which, subject to any requisite consents from public authorities or third parties which are not conditions precedent to Closing, will effectively vest in the Buyer all of the Seller's rights to the Business Assets;

                  give the Buyer access to the Business Assets;

                  deliver to the Buyer any power of attorney under which any document is executed on behalf of the Seller;

                  present to the Buyer satisfactory evidence that Seller's ASP major/most important customers and other contract parties included in the Business Assets will not object to the transfer of such contracts to the Buyer, ref. also Clause 6.3 below; and

                  Subscribe for the new shares to be issued by the Buyer as Consideration in accordance with Clause 3 hereof.

    Song's Closing Obligations

    At the Closing, Song shall subscribe for the new shares to be issued by the Buyer in the Share Issue.

    Buyer's Closing Obligations

    At the Closing, the Buyer shall:

                  have entered into satisfactory and relevant agreements with the Employees, whereby the employees shall have accepted to be employed by the Buyer, such agreements to be on terms not being less favourable to the Employees than their present terms;.

                  pay the Consideration by way of issuing new shares to the Seller as set out in Clause 3.1 and Clause 3.2;

                  adopt the Share Issue pursuant to Clause 4; and

                  deliver to the Seller any power of attorney under which any document is executed on behalf of the Buyer.

  CERTAIN COVENANTS AND OTHER ITEMS

    Conduct of Business of the Seller Prior to the Closing Date

    Except as contemplated by this Agreement or as agreed between the Buyer and the Seller between the date hereof and the Closing Date, the Seller shall:

                  conduct the Business only in the ordinary course of business and in accordance with past practice of the Seller, with due regard to Buyer's interests in the Business Assets. In particular, the Seller undertakes to consult with the Buyer before entering into any new Customer Contracts prior to the Closing Date;

                  use reasonable endeavours to preserve the Business and its market position and business organisation intact and to make no material changes to the compensation or benefit payable to the Employees;

                  refrain from making any material or adverse changes to the Business or operations or financial condition of the Business without the consent of the Buyer; and

                  ensure that the Business is adequately insured in all material respects.

    Moving of the Business Assets

    The costs connected with moving of the Business Assets shall be fully covered by the Buyer.

    The Customer Contracts

                  Subject to Closing taking place and subject to sub-clauses (ii) and (iii) below, the Buyer undertakes to the Seller with effect from the Closing Date to assume the obligations and become entitled to the benefits of the Seller under the Customer Contracts and the Buyer undertakes to carry out and perform and complete all the obligations and liabilities created by or arising under the Customer Contracts on its own cost and to its own benefit.

                  The Seller undertakes with effect from the Closing Date to assign to the Buyer, or to procure the assignment to the Buyer of, all the Customer Contracts which are capable of assignment without the consent of other parties.

                  In so far as any of the Customer Contracts are not assignable to the Buyer without the agreement of or novation by or consent to the assignment from another party, this Agreement shall not constitute an assignment or attempted assignment if such assignment or attempted assignment would constitute a breach of such Customer Contracts. In the event that consent or novation is required to such assignment:

    the Buyer and the Seller shall at their own cost co-operate and use all reasonable endeavours to procure such novation or assignment as aforesaid; and

    unless and until any such Customer Contract shall be novated or assigned as aforesaid, the Seller shall continue its corporate existence, and the Buyer shall (if such sub-contracting is permissible and lawful under the Customer Contract in question) act as the Seller's sub-contractor and be fully liable and responsible for the performance of all of the obligations of the Seller under such Customer Contract; and

    unless and until any such Customer Contract shall be novated or assigned, the Seller will (so far as it lawfully may) for the full benefit and expense of the Buyer enforce its rights under such Customer Contract and will in this connection and to the extent possible provide access for the Buyer to all relevant books, documents and other information in relation to such Customer Contract as the Buyer may reasonably require from time to time.

    Separate ASP Contract

It is the intention of Song and the Buyer to enter into an ASP contract, whereby the Buyer will be delivering ASP services to the Song group of companies for approximately 580 sites held by Song in the Nordic region (the "ASP Contract").

Upon entering into the ASP Contract, Song shall have a call option (the "Second Option") to acquire shares in Buyer as follows:

The number of shares under the Second Option shall equal the Buyer's total revenues under the ASP Contract for 1 year, divided on the volume weighted average trading price of the Buyer's shares for the last 5 trading days prior to the date of the entering into of the ASP Contract, less a discount of 10%, such volume weighted average trading price (less 10%) also to comprise the strike price for the new shares under the Second Option, provided, however, that the strike price shall in no event be lower than NOK 8.00 per share.

  OBLIGATIONS AFTER CLOSING

                  The Seller undertakes to pass to the Buyer forthwith upon receipt any orders or enquiries in relation to the Business which the Seller may receive at any time after Closing and to use reasonable endeavours to effect the novation with or transfer to the Buyer of any contract awarded to the Seller after Closing in respect of any bid made in the name of the Business before Closing. The Buyer undertakes to assume any and all liabilities under any such orders, enquiries and/or contracts as from the Closing Date.

                  For a period of 1 year from Closing, the Seller will give or procure to be given to the Buyer all such information (including, without limitation, particulars of customers, suppliers and others who have dealt with the Seller in connection with the Business) as the Buyer may reasonably require for the conduct of the Business and for the purpose of implementing the provisions of this Agreement.

                  The Seller will give the Buyer reasonable access to the Records of the Seller relating to or in connection with the Business as the Buyer may reasonably require (including the right to take copies and extracts on reasonable advance notice).

                  The Buyer shall, at its own cost and expense, have the right to run and operate the customer solutions as they are on the Closing Date at the Seller's premises in Stavanger for a period of maximum 4 months from the Closing Date.

                  The Parties shall promptly notify each other of any claims brought by any third party in respect of any services supplied by the Business before the Closing Date and each Party shall consult with the other before taking any steps in relation to any such claim.

                  The Buyer shall be responsible for and shall pay or discharge the Assumed Liabilities in accordance with the usual practice of the Business at the date of this Agreement, save that the Buyer shall not be obliged to pay or discharge any Assumed Liability so long as the amount in question is the subject matter of a genuine dispute. The Buyer shall indemnify and hold the Seller harmless of any Loss incurred on the Seller's part related to the Assumed Liabilities.

  WARRANTIES OF THE SELLER

  The Seller hereby warrants to the Buyer as follows:

    Organisation

    The Seller is a private limited liability company ("aksjeselskap") duly organised and validly existing under the laws of Norway.

    Power and Authority

    The Seller has the entire requisite corporate power and authority to sign and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorised, executed and delivered by the Seller and, assuming the due authorisation, execution and delivery hereof by the Buyer and Song, constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms. Notwithstanding the above, the Parties are aware that the former shareholders in Seller have threatened to intervene in the transaction through injunction procedures or otherwise in order to stop the transfer of the Business Assets. Any such intervention by the former shareholders in Seller which may stop or postpone the completion of the Agreement shall not be deemed as a breach of any warranty by the Seller or Song and shall not entitle Buyer to any compensation.

    Authority; No Conflict

    Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby:

                  will conflict with or violate (a) any provision of the organisational documents of the Seller; (b) any resolution adopted by the board of directors of the Seller or Song; (c) any contract to which the Seller is subject, (d) any permit that is held by or for the Business and included by the transfer under this Agreement; or (e) any laws, rules or regulations of any governmental body;.

                  will result in an obligation for the Seller to terminate any material contracts included in the Business Assets (including, but not limited to, the Customer Contracts); and

                  to the best of the Sellers' knowledge, will not cause any material customer, supplier or other business partner related to the Business Assets to cease to deal or substantially reduce the existing level of its dealings under the Business Assets or terminate or result in the termination of any person or further benefit or privilege enjoyed under the Business Assets.

    Compliance with Applicable law, Permits, Governmental Approvals

    The Business is in all material respects being conducted in compliance with relevant applicable statutes, rules, regulations and permits issued to the Seller by any governmental body and orders binding to them.

    Financial Statements

    The Financial Statements are accurate and complete, show a true and fair view of the affairs of the Business, are consistent with the Records, pursuant to Seller's financial condition, assets, liabilities and the results of operations and cash flow for the relevant periods in accordance with Norwegian generally accepted accounting principles (the "Accounting Principles") which have been consistently applied and comply with statutory and regulatory requirements, and fairly present the results of operations, the current assets (inventory) and the fixed assets for the Business for the relevant periods and at the relevant dates in accordance with the Accounting Principles.

    Ownership to the Business Assets

    The Seller owns the Business Assets free and clear of any liens, claims, mortgages, securities, encumbrances, restrictions or interests of any kind whatsoever (collectively, "Liens").

    Material Contracts

    Schedule 2.1(i) contains a list of the current Customer Contracts that shall be transferred to the Buyer under this Agreement. The current Customer Contracts are validly entered into, not terminated and in force in accordance with their terms.

    Absence of Certain Changes

    Except as set forth in Schedule 8.8, since 31 December 2000, the Seller have in all material respects conducted the Business in the ordinary course and consistent with past practices and relevant statutory and regulatory requirements and there has not been any material adverse change to the Business up to the Closing Date.

    Employees

    The Seller has provided the Buyer with a list of the Employees of the Business in Schedule 1.10. The Seller has not made any commitment or agreement to increase the compensation of any Employee above the terms provided to the Buyer or to modify the conditions or terms of employment of any Employee other than in the ordinary course of Business.

    Benefit Plans

    Schedule 8.10 contains a complete list and summary description of all material pension and other benefit plans (including schemes, programs, policies, arrangements or agreements) for the Employees or their dependants or beneficiaries.

    Litigation

    Except as set forth in Schedule 8.11, there is no material claim, action, suit or proceeding pending relating to the Business or, to the Seller's knowledge, threatened against the Seller related in any way to the Business before any court, arbitrator or any administrative or governmental body, which could have a material adverse effect on the Business.

    Disclosure

  To the Seller's best knowledge, all statements of fact and information relating to the Business given by or on behalf of the Seller to the Buyer or its advisers prior to and leading to this Agreement are in all material respects true, complete and accurate and not misleading. There is no fact, information or other matter which, to the Seller's best knowledge, is not fairly disclosed which renders or which might render any of the disclosed information untrue, incomplete, inaccurate or misleading or which might reasonably be expected adversely to affect the Buyer to buy the Business Assets on the terms contemplated by this Agreement.

  WARRANTIES OF THE BUYER

  The Buyer hereby warrants to the Seller as follows:

    Organisation

    The Buyer is a public limited liability company ("allmennaksjeselskap"), duly organised and validly existing under the laws of Norway; and has all requisite power and authority to own its assets and to conduct its business in the manner in which it is now being conducted.

    Power and Authority

    The Buyer has sufficient corporate power and authority to sign and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorised, executed and delivered by the Buyer and, assuming the due authorisation, execution and delivery hereof by the Seller and Song, constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

    No Violation or Conflict

    Neither the entry into of this Agreement nor the consummation or performance of the transactions contemplated hereunder will result in a violation of (a) any provisions of the organisational documents of the Buyer; (b) any agreement or other instrument to which the Buyer is a party or by which the Buyer or any of its assets are bound; or (c) conflict with or violate any resolution adopted by the board of directors or the shareholders of the Buyer.

    Due Diligence

  The Buyer has conducted legal and financial due diligence investigations of the Business. During such due diligence investigations, the Buyer has been allowed access to the Seller's Records and other documents and information as requested by the Buyer, and has been allowed to investigate in detail the activities, assets and contracts related to the Business and the Business Assets.

  CLOSING CONDITIONS

    Closing conditions of the Buyer

    The Buyer's obligation to purchase the Business Assets and to take the other actions required to be taken by it at the Closing is subject to the satisfaction of each of the following conditions (any of which may be waived by the Buyer, in whole or in part) on or before the Closing Date:

                  The warranties of the Seller made herein shall be true and correct on the Closing Date in all respects material to the transactions contemplated hereby;

                  The Seller and Song shall in all respects material to the transactions contemplated hereby, have performed or complied with all of its obligations pursuant to this Agreement to be performed, or complied with, by the Seller and Song, as the case may be, on or prior to the Closing Date and shall have delivered each document to be delivered by them pursuant to Clause 5.2 and 5.3, respectively; and

                  The Buyer and Song shall have entered into a final and binding agreement with respect to the Intellinet/Song Alliance as further set out in Clause 3.1 of the Heads of Terms.

    Closing conditions of the Seller and Song

    The obligations of the Seller and Song, as the case may be, to transfer the Business Assets and to take the other actions required to be taken by it at the Closing are subject to the satisfaction of the following conditions (any of which may be waived by the Seller and Song, in whole or in part) on or before the Closing Date:

                  The warranties of the Buyer made herein shall be true and correct on the Closing Date in all respects material to the transactions contemplated hereby with the same force and effect as if made at and as of such date;

                  the Buyer shall in all respects material to the transactions contemplated hereby, have performed or complied with all of its obligations pursuant to this Agreement to be performed or complied with by the Buyer at or prior to the Closing Date and shall have delivered each document to be delivered by it pursuant to Clause 5.4; and

                  Song and the Buyer shall have entered into a final and binding agreement with respect to the Intellinet/Song Alliance as further set out in Clause 3.1 of the Heads of Terms.

  INDEMNIFICATION

    Indemnification by the Seller

    The Seller agrees to defend, indemnify and hold the Buyer harmless from and against any direct net loss, liability, claim, damage, cost or expenses (collectively, a "Loss") which the Buyer suffers as a result of or due to any material breach of warranty or obligation of the Seller contained herein. Notwithstanding the foregoing, the Buyer can not claim compensation for any Loss less than NOK100,000, and the Seller's liability is limited to an amount equal to 75% of the Consideration calculated according to Clause 3 above. The Seller may, at its own discretion, settle any claim from Buyer either by payment in cash or by way of a transfer of shares in the Buyer, the number of which shall be calculated according to Clause 3 above. The Seller is not liable for any Loss related to or arising from any circumstance, event or information that could have been discovered by the Buyer during its due diligence investigations of the Business.

    In the case of any claim made by the Buyer against the Seller by reason of a Loss on the part of the Seller:

                  the Loss shall be calculated net of any tax benefit realised by the Buyer by reason of deductibility of such Loss (determined by multiplying such deductible amount by the then applicable highest effective corporate income tax rate) and any deferred tax benefit attributable to such loss (determined on the same basis but present-valued to the extent obtained through depreciation or similar deductions over time); and

                  the Seller's liability shall be excluded to the extent such claims may be recovered by the Buyer by way of insurance or from a third party.

    Time Limitations

                  The Buyer shall give notice in writing to the Seller of any claim under this Agreement within 4 weeks from the time when it acquires or was capable of acquiring knowledge of such potential claim. Such notification shall in reasonable detail set out and specify the claim and its factual basis.

                  The Seller shall have no liability (for indemnification or otherwise) with respect to any warranty unless the Buyer notifies the Seller in writing on or before 30 June 2002 in accordance with sub-clause (i) above.

  NON-COMPETITION OF THE SELLER

  The Seller covenants with the Buyer that until the expiration of 2 years from the Closing Date, it shall not, directly or indirectly, either acting alone or together with any third party, commence, engage in, have any material interests in or make any material investments in business which is in competition with the Buyer's ASP-business.

  NON-SOLICITATION OF SELLER

  The Seller covenants with the Buyer that until the expiration of 2 years from the Closing Date, it shall not, directly or indirectly, either acting alone or together with any third party, solicit, canvass or approach or endeavour to solicit, canvass or approach to entice away from or discourage from being employed with the Buyer, any person who is employed in the Buyer's ASP-business.

  Further, the Seller covenants with the Buyer that until the expiration of 2 years from the Closing Date, it shall not, directly or indirectly, either acting alone or together with any third party, solicit, canvass or approach or endeavour to solicit, canvass or approach, any of the Buyers customers or clients in the ASP-business.

  CONFIDENTIALITY

    Confidentiality

    Except as set forth in Clause 15.1, each of the Parties agrees that the content of this Agreement as well as any and all other information being delivered or disclosed (whether orally or in writing) to the other Party in connection herewith shall be deemed to be confidential and proprietary, unless specifically designated by the Party disclosing such information at the time of disclosure to be non-confidential or non-proprietary. The Party receiving confidential information shall treat, and shall cause its officers, directors, employees, advisors and auditors to treat, such information as strictly confidential and shall not divulge or disclose (directly or indirectly) such information to any other person or entity (other than to its officers, directors, employees, advisors and auditors who reasonably require access to such confidential information for the purpose for which it was disclosed), except when (i) such disclosure is required by law or by any order of any administrative or judicial authority which is (1) final and subject to no appeal, or (2) although not final, is executory pending any appeal; or (ii) such information has become public through no fault of the receiving Party; or (iii) such information has been obtained separately by the receiving Party from a third party that is not bound by any obligation of confidentiality regarding such information.

    Survival

  This Clause 14 shall be in full force and effect for a period of 3 years from the date hereof.

  MISCELLANEOUS

    Public Announcements

    Any press release disclosing this Agreement and the transactions contemplated hereby shall require the written approval of all the Parties. The Parties will to the extent practicable consult with each other regarding any subsequent public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby.

    Illegality

    If any one or more of the provisions contained in this Agreement shall be held invalid, illegal or unenforceable in any respect in any competent jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

    Entire Agreement; Amendment

    This Agreement constitutes the entire agreement between the Parties and shall supersede all prior agreements, whether verbal or written, between the Parties with respect to the subject matter hereof. This Agreement shall not be amended, supplemented or otherwise modified except by written agreement of the Parties.

    Notices

    Unless otherwise specified herein, any notice required to be given hereunder by either Party shall be in writing and shall be deemed to have been given if mailed by prepaid registered mail, sent by facsimile or delivered to the address of the other Party as hereinafter set forth:

    If to the Seller, to:

    Cegal AS

    Løkkeveien 99

    N-4008 Stavanger, Norway

    Telefax No: + 47 52 04 00 01

    Attention: Chairman of the board

    If to Song, to:

    Song Networks Holding AB

    P.O. Box 501

    SE-182 15 Danderyd, Sweden

    Telefax No: + 46 8 5631 00 01

    Attention: Ivar Strömberg

    If to the Buyer, to:

    Intellinet ASA

    P.O. Box 2217

    N-3203 Sandefjord, Norway

    Telefax No: + 47 33 45 45 01

    Attention: Roy E. Pedersen

    Costs

    The Parties shall cover their respective expenses in connection with this Agreement and the consummation of the transactions contemplated hereby, including professional fees and costs of attorneys, accountants and advisors.

    Governing law

    This Agreement shall be governed by and construed in all respects by the laws of Norway.

    Arbitration

    The Parties shall seek to solve through negotiations any dispute, controversy or claim arising out or relating to this Agreement, or the breach, termination or invalidity hereof. If the Parties fail to solve such dispute, controversy or claim by a written agreement within 60 days after one of the Parties has requested such negotiations by notice to the other Parties, such dispute, controversy or claim shall be finally settled by arbitration in Oslo in accordance with Chapter 32 of the Norwegian Civil Procedure Act 1915.

    Assignments, Successors and No Third Party Rights

The Buyer may not assign any of its rights under this Agreement without the prior written consent of the Seller and Song, except that the Buyer may assign any of its rights under this Agreement to any subsidiary of the Buyer, only for as long as such subsidiary is wholly-owned by the Buyer and the Buyer fully warrants the fulfilment by the subsidiary of its obligations as Buyer under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.

IN WITNESS WHEREOF, the Parties have entered into this Asset Purchase Agreement on the day and year first above written.

For and on behalf of	For and on behalf of
Intellinet ASA	Cegal AS
By: _________________________________	By: _________________________________
Name:	Name:
Title:	Title:

For and on behalf of
Song Networks Holding AB
By: _________________________________
Name:
Title: